Exhibit 10.8
FORM OF EMIP EMPLOYEE STOCK OPTION GRANT LETTER
[DATE]
EMPLOYEE NAME
EMPLOYEE ADDRESS
Dear EMPLOYEE NAME:
     This letter sets forth the terms and conditions of the stock option granted to you by Chindex International, Inc. (the “Company”) on ______ pursuant to its Executive Management Incentive Program (“EMIP”) for the fiscal year ending March 31, ____. This stock option is granted under the Company’s 2007 Stock Incentive Plan (the “Plan”). You have been granted an option (the “Option”) to purchase ____ shares of the Company’s Common Stock (“Common Stock”) subject to the attainment of the performance goals set forth in the EMIP, as described below. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     The Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this letter. Any terms used in this letter and not defined have the meanings set forth in the Plan.
     In the event of any conflict between the terms of this grant letter and your employment agreement with the Company or one of its subsidiaries (your “Employment Agreement”), the terms of this grant letter will control.
1. Option Exercise Price
     The price at which you may purchase the shares of Common Stock covered by the Option (the “exercise price”) is $____ per share which is the closing price of the Common Stock on the NASDAQ Capital Market on the date of grant of your Option.
2. Term of Option
     Your Option expires in all events on _______. However, your Option may terminate prior to such expiration date as provided in Sections 6 and 7 of this letter upon the occurrence of one of the events described in those Sections. Regardless of the provisions of Sections 6 and 7, in no event can your Option be exercised after the expiration date set forth in this Section 2.
3. Exercisability of Option
     (a) Except as provided in Sections 6 and 7, in order for your Option to become exercisable, you must satisfy both the performance-based vesting condition set forth in Section 3(b) and the employment condition set forth in Section 3(c).

     (b) Performance-Based Vesting Condition.
          The extent to which your Option will vest (i.e., the maximum number of shares of Common Stock as to which your Option will become exercisable) will depend on the level of achievement of the applicable performance measure(s) for the fiscal year as a percentage of the Target amount, as set forth below. For this Option, the performance measure is ______ and the Target amount is _____. The extent to which your Option will vest is as follows:

Maximum Number of
[Performance] Achieved as a %	Shares as to Which
of Target	Option is Exercisable
99% or less
100% to 110%
111% and above
Any portion of your Option that does not vest under this Section 3(b) shall be forfeited upon the Committee’s determination of the extent to which the performance criteria for the fiscal year have been satisfied.
     (c) Employment Condition. To the extent your Option has vested by reason of satisfaction of the Performance Condition in Section 3(b), it will become exercisable in installments as follows, provided that you are an employee of the Company or one of its Subsidiaries on each such date:

Cumulative Percentage
of Shares Vested under
Section 3(b) as to Which
Period Beginning	Option is Exercisable

     (d) To the extent your Option has both vested and become exercisable, you may exercise the Option in whole or in part at any time on or before the date the Option expires or terminates. You may only exercise your Option with respect to a whole number of shares.
4. Exercise of Option
     You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock you desire to purchase and paying the exercise price for such shares. The notice must be in the form provided by the Company from time to time (the “Option Exercise Form”), which may be obtained from the Company’s Secretary. The notice must be hand delivered or mailed to the Company at the address of its principal executive offices, Attention: Secretary, or may be provided electronically to the extent and in the manner provided under procedures adopted by the Company. Payment of the option price may be made in any manner provided in Section 5. The cash, Common Stock or documentation described in the applicable provision of Section 5 must accompany the Option Exercise Form. Your Option will be deemed exercised on the date the Option Exercise Form (and payment of the exercise price) is hand delivered, received by electronic transmission (if permitted) or, if mailed, postmarked.
5. Satisfaction of Option Price
     (a) Payment of Cash. Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company).
     (b) Payment of Common Stock. You may satisfy the option price by tendering shares of Common Stock that you own. For this purpose, the shares of Common Stock so tendered shall be valued at the closing sales price of the Common Stock on the Nasdaq Capital Market (or such other exchange or market determined by the Committee to be the primary market for the Common Stock) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the closing sales price on the nearest trading date before such date. The certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered to exercise your Option. Fractional shares may not be tendered; any portion of the option exercise price that is in excess of the aggregate value (as determined under this Section 5(b)) of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the number of excess shares.
     (c) Broker-Assisted Cashless Exercise. You may satisfy the option exercise price by delivering to the Company a copy of irrevocable instructions to a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the total exercise price and withholding tax obligation resulting from such exercise. The broker must agree to deposit the entire sale proceeds into a Company-owned account pending delivery to the Company of the exercise price and tax withholding amount. Shares issued under this method of exercise will be issued to the designated brokerage firm for your account. The ability to use this method of exercise is subject to the Company’s approval of the broker and of the specific mechanics of exercise.
     (d) Net Share Exercise. You may satisfy the option exercise price by delivering to the Company an Option Exercise Form that directs the Company to withhold a sufficient number of the shares acquired upon exercise to satisfy the aggregate option price and tax withholding obligation with respect to the shares as to which the Option is being exercised. For purposes of this provision, the shares of Common Stock applied to satisfy the option price and withholding obligation shall be valued in the same manner as provided under Section 5(b).
6. Termination of Employment
     (a) General. The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of employment. Notwithstanding any provision of this Section 6, in no event can your Option be exercised after the expiration date set forth in Section 2.
     (i) Termination of Employment for Cause. If the Company or a Subsidiary terminates your employment for Cause, your Option will terminate on the date of such termination of employment. For this purpose, “Cause” means (A) your willful failure to perform the duties of your employment, (B) your intentional engagement in dishonest conduct in connection with the performance of services, (C) your conviction of a felony, or (D) any other event or condition that constitutes “cause” under your Employment Agreement.
     (ii) Voluntary Termination of Employment. If you voluntarily terminate your employment with the Company or a Subsidiary other than upon Retirement (as defined below), your Option will terminate 90 days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.
     (iii) Termination Without Cause or for Good Reason; Sale of Subsidiary or Division. If the Company or a Subsidiary terminates your employment without Cause or you terminate your employment for Good Reason (as such term is defined in Appendix A to this letter) or if the Subsidiary or division in which you are employed is sold by the Company, (A) if such termination or sale occurs before the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, your Option shall vest and become immediately exercisable at the time of such Committee determination to the extent provided in Section 3(b) based on the achievement of the performance goals for such fiscal year, but further pro-rated based on the number of days you were employed in such fiscal year (prior to such termination or sale), and your Option shall terminate six months after the date of such Committee determination; and (B) if such termination or sale occurs after the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, the portion of your Option which has vested under Section 3(b) will become immediately vested and exercisable upon such termination or sale and shall terminate six months after such termination or sale; provided, however, that the vesting and exercisability under either clause (A) or (B) shall be subject to your having signed and delivered to the Company no later than 45 days after such termination or sale, and not revoked within any applicable revocation period, a written general release in the form provided by the Company.
     (iv) Death or Disability.
     [Alternative 1: For Lipson, Silverberg & Pemble]
     If your employment terminates by reason of death or if the Company or a Subsidiary terminates your employment on account of Disability, the following rules shall apply. (A) If such termination occurs before March 31, ___, your Option shall not vest or become exercisable to any extent, and instead you will be entitled to receive the pro-rated bonus provided for under your Employment Agreement. (B) If such termination occurs on or after March 31, ___ but before the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, your Option shall vest and become immediately exercisable at the time of such Committee determination to the extent provided in Section 3(b) based on the achievement of the performance goals for such fiscal year; provided, however that such vesting and exercisability shall be subject to your or your legal representatives having signed and delivered to the Company no later than 45 days after your termination of employment, and not revoked within any applicable revocation period, a written general release in the form provided by the Company. (C) If such termination occurs after the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, the portion of your Option which has vested under Section 3(b) will become immediately exercisable. In either of the last two of these cases, your Option will terminate two years following your termination of employment. For purposes of this provision, “Disability” means physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Company’s Board of Directors, from performing your duties to the Company and its Subsidiaries for a period of 180 consecutive days or 270 days during any year (with each “year” for this purpose commencing on March 1).
     [Alternative 2: for all others]
     If your employment terminates by reason of death or if the Company or a Subsidiary terminates your employment on account of Disability, the following rules shall apply. (A) If such termination occurs before the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, your Option shall vest and become immediately exercisable at the time of such Committee determination to the extent provided in Section 3(b) based on the achievement of the performance goals for such fiscal year, but further pro-rated based on the number of days you were employed in such fiscal year prior to your death or Disability; provided, however that such vesting and exercisability shall be subject to your or your legal representatives having signed and delivered to the Company no later than 45 days after your termination of employment, and not revoked within any applicable revocation period, a written general release in the form provided by the Company. (B) If such termination occurs after the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31, ___, the portion of your Option which has vested under Section 3(b) will become immediately exercisable. In either case, your Option will terminate two years following your termination of employment. For purposes of this provision, “Disability” means physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Company’s Board of Directors, from performing your duties to the Company and its Subsidiaries for a period of 180 consecutive days or 270 days during any year (with each “year” for this purpose commencing on March 1).
     (v) Retirement. Upon your Retirement from the Company, (A) if such Retirement occurs before the Committee’s determination of the extent of satisfaction of

the performance-based vesting condition for the fiscal year ending March 31,     , your Option shall not vest or become exercisable; and (B) if such Retirement occurs after the Committee’s determination of the extent of satisfaction of the performance-based vesting condition for the fiscal year ending March 31,     , the portion of your Option which has vested under Section 3(b) will become immediately exercisable in full. If you are not serving as a director of the Company at the time of your Retirement, your Option will terminate two years after your Retirement. If you are serving as a director of the Company at the time of your Retirement, your Option will terminate two years after the termination of your service as a director. For purposes of this provision, “Retirement” means termination of your employment with the Company and its Subsidiaries after you have attained age 60 and ten years of continuous employment with the Company and/or its Subsidiaries.
     (b) Acceleration and Adjustments of Exercise Period. The Committee may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of Section 6(a), but not beyond the expiration date of your Option as set forth in Section 2 above.
     (c) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
7. Change of Control
     Notwithstanding the provisions of Section 3, upon the occurrence of a Change of Control, if you are an employee or a director of the Company or one of its Subsidiaries at such time, your Option, will become immediately exercisable in full. Notwithstanding the provisions of Section 6(a) (other than paragraph (i) thereof), your Option will terminate no sooner than one year after any termination of your employment following a Change of Control (or on the expiration date set forth in Section 2, if sooner).
8. Tax Withholding
     You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, local or other withholding tax liability. If you exercise your Option by payment of cash or Common Stock, you may satisfy your withholding obligation either by making a cash payment to the Company of the required amount or by having the Company retain from the Common Stock otherwise deliverable to you upon exercise of your Option shares of Common Stock having a value equal to the minimum amount of any required tax withholding with respect to the exercise. If you exercise your Option using the broker-assisted cashless option exercise method, the minimum required tax withholding will be retained by the Company from the proceeds of the sale of your shares. If you exercise your Option using the net share exercise method, the minimum required tax withholding will be retained by the Company from the shares acquired upon exercise. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company or a Subsidiary shall have the right to withhold the required amount from your salary or other amounts payable to you.
     Any election to have shares withheld must be made on or before the date you exercise your Option. A copy of the withholding election form may be obtained from the Company’s Secretary. The election form does not apply to exercises under the cashless option exercise method or the net share exercise method. The manner of withholding described in the preceding paragraph is mandatory if you are using one of these methods of exercise.
     The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the tax authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
9. Administration of the Plan
     The Plan is administered by the Committee. The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee are final and binding on all affected Plan participants.
10. Non-transferability of Option
     The Option granted to you by this letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in Section 2 and 6) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by reason of your death.
11. Amendment and Adjustments to your Option
     The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the Option granted by this letter, in specified circumstances. Details are provided in the Plan.
12. Effect on Other Benefits
     Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under the Company’s other benefit plans.
13. Regulatory Compliance
     Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.
14. Data Privacy
     By accepting this Option you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this Option you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this Section by written notice to the Company’s Secretary; however any such revocation may adversely affect your ability to participate in the Plan and to exercise any stock options previously granted to you by the Company.
15. Consent to Jurisdiction
     Your Option and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules. Any dispute arising out of this Option or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A. This Option is issued on the condition that you accept such venue and submit to the personal jurisdiction of any such court.
* * * * *
     If you have any questions regarding your Option or would like to obtain additional information about the Plan or its administration, please contact the Company’s Secretary, at the Company’s principal executive offices.
     This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Lawrence Pemble
Executive Vice President of Operations

Appendix A — Definitions
Definition of “Good Reason”
     For purposes of this grant letter, “Good Reason” means (i) any reduction in your authority, functions, duties, or responsibilities; (ii) any adverse change in your positions, titles or reporting responsibility (as set forth in your Employment Agreement); (iii) the assignment of duties to you that are inconsistent with your position and status as defined in your Employment Agreement; provided, however, that the provisions in clauses (i), (ii) and (iii) of this paragraph shall not include a change in your authority, functions, duties, responsibilities, positions, titles or reporting responsibility following a Change in Control (as defined in the Company’s 2007 Stock Incentive Plan) solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if you are not appointed to a position having your current title with the acquiring corporation, but continue to have a substantially similar level of responsibility over the affairs of the Company following such Change in Control); (iv) a reduction in your annual salary during the term of your Employment Agreement or a material reduction in your bonus opportunity during the term of your Employment Agreement; (v) any other material breach of your Employment Agreement by the Company; or (vi) your relocation by the Company or a successor thereto without your written consent to a location other than the city in which you are currently employed; provided that in the case of (i) through (v) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from you.